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                       December 5, 2022

       Richard Chisholm
       Chief Executive Officer
       Evo Acquisition Corp.
       10 Stateline Road
       Crystal Bay, NV 89402

                                                        Re: Evo Acquisition
Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 28,
2022
                                                            File No. 001-40029

       Dear Richard Chisholm:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction